June 22, 2000


Mr. Franz S. Hanning
Fairfield Communities, Inc.
8669 Commodity Circle
Orlando, Florida  32819

Dear Franz:

Re:  Amendment to Employment Agreement
     ---------------------------------

     Reference is made to an Employment Agreement between Fairfield Communities, Inc. (the "Company") and you ("Executive") executed on October 23, 1998 (the "Agreement"). This letter agreement is an amendment to the Agreement. The terms of the amendment are as follows:

     I. The description of your position in the Agreement is changed to be "Executive Vice President and Chief Operating Officer" of the Company.

     II. This confirms that, effective January 1, 2000, your Salary was increased to $385,000 per annum.

     III. Section 2 of the Agreement is amended in its entirety as follows:

     "2. Term. The term of this Agreement  shall be the period  commencing as of
         ----
the date set forth above and continuing thereafter through a date eighteen months following the date either the Company or Executive, as the case may be, gives termination notice (the "Notice") hereunder (the "Term"); provided that the minimum Term shall be automatically extended (regardless of whether or not the "Notice" has previously been given by the Company) through a date thirty months following the date on which a "Change in Control" occurs; and further provided, that it is understood that if Executive remains employed by the Company after the Term, such employment shall be "at-will" unless different terms are established in writing.

     The term "Change in Control" shall mean the happening of any of the following:

          (a) During any period of 24 consecutive months, ending after the date hereof:

               (i) individuals who were directors of the Company at the beginning of such 24-month period, and

               (ii) any new director whose election or nomination for election by the Board of Directors was approved by a vote of the greater of (A) at least two-thirds (2/3), or (B) four affirmative votes, in each case, of the directors then still in office who were either directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of the Company;

     (b) Any person or entity (other than the Company or its Subsidiary employee benefit plan or plans or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity), or any group acting in concert, shall beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the then outstanding securities of the Company entitled to vote generally in the election of directors ("Voting Securities");

     (c) Upon a merger, combination, consolidation or reorganization of the Company, other than a merger, combination, consolidation or reorganization which would result in (i) the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such transaction and (ii) at least such 50% of voting power continuing to be held in the aggregate by the holders of the Voting Securities of the Company immediately prior to such transaction (conditions (i) and (ii) are referred to as the "Continuance Conditions"); or

     (d) All or substantially all of the assets of the Company are sold or otherwise disposed of, whether in one transaction or a series of transactions, unless the Continuance Conditions shall have been satisfied with respect to the purchaser of such assets."

     IV.  The  following  sentence  is  added  to the  end of  Section  5 of the
Agreement:

         "In the event that Executive remains employed by the Company on the first anniversary of a "Change in Control", then he shall, within five (5) calendar days from such anniversary date, be paid a one time transition payment (in addition to any incentive compensation plan which may then be in effect) equal to 100% of his Salary."

     V. Section 7 of the Agreement is amended in its entirety to read as follows:

     "7.  Termination  Without  Cause.  Either  the  Company  or  Executive  may
          ---------------------------
terminate Executive's employment without Cause, but only upon delivery to the other party of a written notice of termination specifying a termination date, in the case of a notice by Executive, of 30 days after the date of delivery of such notice. In the event of a notice by Executive, the Company may, at any time thereafter, notify Executive that he is excused from working for the remaining duration of the 30 day notice period, without incurring any liability for termination compensation as a result thereof, provided, however, that the Company shall continue to pay Executive's Salary during the remainder of the 30 day notice period. Notwithstanding the Term of this Agreement and Section 4 hereof relating to the annual salary to be paid to Executive during Executive's employment by the Company, nothing in this Agreement should be construed as conferring any right of Executive to be employed by the Company for a fixed or definite term. Subject to Section 8 hereof, Executive agrees that the Company may dismiss Executive under this Section without regard to (a) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of employment of Company employees; or (b) any statements made to Executive, whether made orally or contained in any document or instrument, pertaining to Executive's relationship with the Company. Notwithstanding anything to the contrary contained herein, Executive's employment by the Company is not for any specified term, is at-will and may be terminated by the Company pursuant to this Section at any time by delivery of the notice referred to herein, for any reason, without any liability whatsoever, except with respect to the payment provided for in Section 8."

     VI. Section 8 of the Agreement is amended in its entirety to read as follows:

     "8. Termination Compensation.
         ------------------------

     (a) If, during the Term, Executive's employment is terminated (i) for any reason other than (A) pursuant to Section 6(a), (B) by reason of death, (C) by reason of "Disability" or (D) by notice by Executive pursuant to Section 7 hereof or (ii) by Executive due to "Constructive Discharge" (the occurrence of (a)(i) or (a)(ii) being referred to as being "Terminated Without Cause"), then Executive shall receive termination pay in an amount equal to 150% of his Salary. Unless the Company elects, in its sole discretion, to pay such amount in a lump sum, the termination pay shall be payable in accordance with the Company's standard payroll practices for executives, but payable in not less than monthly installments, it being understood that such payments may extend beyond the expiration of the Term hereof. The obligation of the Company to make continuing payments of termination pay to Executive is expressly conditioned upon Executive complying in all respects, and continuing to comply in all respects, with Executive's obligations under Sections 9, 10, 11 and 16 hereof following the termination of Executive's employment.

     (b) In the event that Executive is Terminated Without Cause prior to the first anniversary following a Change in Control, then in addition to the termination pay provided in Section 8(a) above, Executive shall be paid an amount equal to 100% of his Salary. Such amount shall be paid in a lump sum within ten (10) calendar days following his termination date.

     (c) For the purposes of this Agreement, "Constructive Discharge" shall mean:

          (i) any reduction in Salary;

          (ii) a material reduction in Executive's job function, duties or responsibilities, or a similar change in Executive's reporting relationships, provided, however, that Executive is aware that the Company may from time to time change the current executive structure so that the positions of Chief Executive Officer, President and Chairman may be held by different persons, and that it shall not be considered a "Constructive Discharge" for Executive to report to any of the Chairman, the President or the Chief Executive Officer of the Company;

          (iii) a required relocation of Executive of more than thirty five (35) miles from Executive's current job location, provided that, it is understood that Executive's job responsibilities will require that he travel extensively to other locations on the Company's business; or

          (iv) any breach of any of the material terms of this Agreement by the Company which is not cured within 15 days following written notice thereof by Executive to the Company;

provided, however, that the term "Constructive Discharge" shall not include a specific event described in the preceding clause (i), (ii), (iii) or (iv) unless Executive actually terminates his employment with the Company within 60 days after the occurrence of such event.

     (d) The amount of compensation payable pursuant to this Section 8 is not subject to any deduction (except for withholding taxes), reduction, offset or counterclaim, and the Company may not give advance notice of termination in lieu of the payment provided for in this Section 8.

     (e) For purposes of this Agreement, "Disability" shall mean an illness or accident which prevents Executive, for a continuous period lasting six months, from performing the material job duties normally associated with his position. In the event that any disagreement or dispute arises between the Company and Executive as to whether Executive has incurred a "Disability", then, in any such event, Executive shall submit to a physical and/or mental examination by a competent and qualified physician licensed under the laws of the State of Florida who shall be mutually selected by the Company and Executive, and such physician shall make the determination of whether Executive suffers from any "Disability". In the absence of fraud or bad faith, the determination of such physician as to Executive's condition at such time shall be final and binding upon both the Company and Executive. The entire cost of any such examination shall be borne solely by the Company.

     (f) Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "Excess Parachute Payment", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company's independent accountants. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 8(f) shall not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this
Section 8(f), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 8(f). The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days following the date Executive ceases to be employed by the Company, the Company may effect such reduction in any manner it deems appropriate."

     VII. Executive's address for notice under Section 20 of the Agreement is hereby changed to 6001 Greatwater Drive, Windermere, Florida 34786.

     Except as expressly modified by the letter agreement, the Agreement shall remain in full force and effect and the parties hereby ratify and reaffirm the provisions thereof, as hereby amended.

     If the foregoing correctly reflects our understanding, please so indicate by signing the enclosed duplicate original of this letter agreement at the place indicated and return it to me.

                                       FAIRFIELD COMMUNITIES, INC.



                                       By: /s/ James G. Berk
                                           -----------------------------------
                                                      James G. Berk
                                                      President and
                                                  Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Franz S. Hanning
--------------------------------
Franz S. Hanning, Individually